Consent of Independent Registered Public Accounting Firm Flotek Industries, Inc. Houston, Texas We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of our report dated March 16, 2021, relating to the consolidated financial statement of Flotek Industries, Inc. (the “Company”) appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021. /s/ BDO USA, LLP May 11, 2022 Exhibit 23.3